UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2011

VITESSE SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-19654	77-0138960
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

741 Calle Plano

Camarillo, California 93012

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (805) 388-3700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 19, 2011, the stockholders of Vitesse Semiconductor Corporation (the “Company”) approved the Vitesse Semiconductor Corporation 2011 Employee Stock Purchase Plan (the “ESPP”) at the Annual Meeting of Stockholders.  The ESPP was previously approved by Vitesse’s board of directors (the “Board”), upon recommendation by the Company’s Compensation Committee (the “Committee”), subject to stockholder approval at the Annual Meeting.

The following is a summary of the principal provisions of the ESPP.  The following summary does not purport to be complete and is qualified in its entirety by reference to the full text of the ESPP, which was attached as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on December 1, 2010, and is incorporated herein by reference.  In addition, a more detailed summary of the ESPP can be found on pages 15-18 of such Definitive Proxy Statement, which description is incorporated herein by reference.

The ESPP provides a means by which eligible employees of the Company and its designated subsidiaries may be given an opportunity to purchase shares of the Company’s common stock at a discount using payroll deductions.  The ESPP authorizes the issuance of up to 2,500,000 shares of the Company’s common stock.  The ESPP has two portions—one portion for employees in the United States and one portion for international employees.  The number of shares of common stock available for issuance and purchase under the portion of the ESPP for United States employees will be 2.5 million shares of common stock less the number of shares of common stock used for the employee stock purchase programs for employees outside the United States, and is subject to adjustment as provided in the ESPP for stock splits, stock dividends, recapitalizations and other similar events.

The portion of the ESPP for employees in the United States is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended.  The Board designated the Committee to serve as the ESPP administrator.  Under the ESPP, unless the Committee determines higher percentages, the Company will initially sell shares to participants at a price equal to the lesser of 85% of the fair market value of a share of common stock on (i) the first trading day of the purchase period set by the Committee or (ii) the purchase date.

Persons eligible to participate in the ESPP include employees of the Company and its designated subsidiaries who are customarily employed by the Company or its designated subsidiaries for more than 20 hours per week, who have been employed for at least six months prior to enrolling in the ESPP, and who, immediately upon purchasing shares under the ESPP, would own directly or indirectly, an aggregate of less than five percent (5%) of the total combined voting power or value of all outstanding shares of all classes of stock of the Company or any subsidiary.

Item 5.07.              Submission of Matters to a Vote of Security Holders.

On January 19, 2011, Vitesse Semiconductor Corporation (the “Company”) held its Annual Meeting of Stockholders.

At the Annual Meeting, there were 21,437,558 shares represented to vote either in person or by proxy, or 89.37% of the outstanding shares, which represented a quorum.  The final results of voting for each matter submitted to a vote of stockholders at the meeting are as follows:

Proposal 1:  Election of Directors.

Christopher R. Gardner, Steve P. Hanson, James H. Hugar, G. Grant Lyon, Edward Rogas, Jr. and G. William LaRosa were elected as directors for a term of one year.  The voting for each director was as follows:

	For	Withheld	Broker Non- votes
Christopher R. Gardner	9,729,125	218,753	11,489,680
Steven P. Hanson	9,335,443	612,435	11,489,680
James H. Hugar	9,809,722	138,156	11,489,680
G. Grant Lyon	9,780,913	166,965	11,489,680
Edward Rogas, Jr.	9,274,860	673,018	11,489,680
G. William LaRosa	9,754,410	193,468	11,489,680

Proposal 2:  Approval of the Vitesse Semiconductor Corporation 2011 Employee Stock Purchase Plan (the “ESPP”).

The ESPP was approved with 8,917,028 votes in favor, 1,003,473 votes against, 27,377 abstentions and 11,489,680 broker non-votes.

Proposal 3:  Ratification of the Appointment of BDO USA, LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2011.

BDO USA, LLP was ratified as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2011 with 21,224,080 votes in favor, 185,372 votes against and 28,106 abstentions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 24, 2011
VITESSE SEMICONDUCTOR CORPORATION

	By:	/s/Christopher R. Gardner
Christopher R. Gardner
Chief Executive Officer